                            EXHIBIT 4

                       SYBRON CHEMICALS INC.

                  EXECUTIVE BONUS PLAN DOCUMENT


1.      Purpose.
        -------

        The Sybron Chemicals Inc. Executive Bonus Plan (the "Plan") is intended as an additional incentive to executive employees to earn incentive compensation based on his or her individual performance and/or the financial performance of Sybron Chemicals Inc. and its subsidiaries (collectively referred to herein as the "Company").

2.      Definitions.
        -----------

        (a)  "BOARD" means the Board of Directors of the Company.

        (b) "BONUS" means the amount of incentive compensation (including Common Stock) that is payable to a Participant under the Plan with respect to any Bonus Year.

        (c) "BONUS YEAR" means the calendar year with respect to which the amount of a Bonus is determined.

        (d) "CASH FLOW PERCENTAGE" means actual cash flow as a percentage of budgeted operating cash flow as approved by the chief executive officer of the company. Cash flow consists of Operating Profit plus depreciation and amortization minus changes in working capital and capital expenditures. The cash flow percentage is a maximum of 110% and a minimum of 90%.

        (e) "CLOSING PRICE" means the closing price for the Common Stock published in the Wall Street Journal for the applicable date, or, if no trading occurred on such date, on the closest date prior to such date on which trading did occur.

        (f) "COMMITTEE" means the Audit and Compensation Committee of the Board of Directors.

        (g) "COMMON STOCK" means the Company's common stock, par value $0.01 per share.

        (h) "EXECUTIVE OFFICER" means any "Officer" as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934 and such other person as may be designated by the Board of Directors to be an Executive Officer.

        (i) "OPERATING PROFIT" means an amount equal to net sales less the following expense categories: cost of sales, selling, general and administrative, research and development and unaccrued Bonus payments, all
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calculated consistent with the Company's accounting policies in accordance with generally accepted accounting principles.

        (j) "OPP" means the Operating Profit for a particular year as a percentage of the preceding year's Operating Profit adjusted, if necessary, for the effects of any acquisition or divestiture made during either year.

        (k) "PLAN" means this Executive Bonus Plan, as the same may be amended from time to time.

        (l) "RESTRICTED STOCK" or "Restricted Shares" means the shares of Company Common Stock issued to Executives and to Executive Officers under the terms of this Plan.

        (m) "TARGET BONUS" means an amount equal to the Target Bonus Percentage of a Participant's annual base compensation in effect as of the end of the Bonus Year.

        (n) "TARGET BONUS PERCENTAGE" means the percentage applicable to the Participant's Executive Grade in accordance with the following schedule:

   Executive Grades              Target Bonus Percentage
   ----------------              -----------------------
        3.0                                14
        3.5                                15
        4.0                                16
        4.5                                17
        5.0                                18
        5.5                                19
        6.0                                20
        7.0                                22
        8.0                                24
        9.0                                26
       10.0                                28
       11.0                                30
       12.0                                33
       13.0                                36
       14.0                                39
       15.0                                42
       16.0                                45
       17.0                                48
       18.0                                51
       19.0                                54
       20.0                                57
       21.0                                57

In the case of any change in Executive Grade of a Participant during a Bonus Year, the Target Bonus Percentage shall be a weighted average of the applicable Target Bonus Percentages based on the number of months the Participant had each Executive Grade during the Bonus Year.

        (o) "200% TARGET" means an amount equal to the average of (A) the Operating Profit for the year prior to the Bonus Year multiplied by 1.12 plus (B) the Operating Profit for 1991 compounded annually at 12% to the end of the Bonus Year. At the discretion of the Committee, the 200%

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Target may be reduced at any time for the next Bonus Year or increased with one year's notice to reflect a major upward or downward dislocation in the economy or in the Company's performance. In the event there is an acquisition or divestiture, the 200% Target level will be adjusted to reflect the change in Operating Profit due to such an event.

3.      Administration.
        --------------

        This Plan shall be administered by the Committee. The Committee shall hold meetings at such times and places as it may determine. Acts approved by a majority of the members of the Committee shall be the valid acts of the Committee. The interpretation and construction by the Committee of any provision of the Plan or of any Restricted Stock Award (as hereinafter defined) awarded hereunder shall be final, binding and conclusive.

4.      Eligibility.
        -----------

        Each person who on December 31 of a Bonus Year is employed by the Company and who is or has been designated Executive Grade and who does not have an alternative incentive program shall be a participant ("Participant") in the Plan and shall be eligible to participate in the Plan for all or any portion of the Bonus Year as to which such person participated. Any person who is initially hired by the Company during a Bonus Year and who is designated as a Participant shall participate in that portion of the Bonus Year equal to the number of months such person was employed by the Company divided by twelve (12). For this purpose, a person shall be treated as employed as of the first day of the calendar month in which they were hired if they were hired on or before the 15th day of the month. All other persons shall be treated as employed as of the first day of the calendar month following his or her date of hire.
Any person whose employment with the Company terminated during the Bonus Year for any reason other than death, disability or retirement, or whose termination is subject to Section 7(g)(2) of the Plan (in the event of a Change of Control) shall cease to participate in the Plan and shall not be entitled to receive any benefits under the Plan attributable to such Bonus Year. Notwithstanding anything to the contrary contained in the Plan, for the purpose of determining any Participant's entitlement to any Bonus under any section of the Plan, the Committee may designate the status of such Participant as either an Executive (as hereinafter defined) or as an Executive Officer solely for the purpose of applying any specific provision of the Plan without regard to such Participant's status as either an Executive Officer or as an Executive for purposes of applying any other provisions of the Plan.

5.      Bonus Awards.
        ------------

        (a)  (1)  Executive Officer Basic Bonus.
                  -----------------------------

                  Each Participant who is an Executive Officer shall be entitled to a Bonus equal to the product of the Executive Officer's Target Bonus, the Multiplier and the Cash Flow Percentage (the "Executive Officer's Basic Bonus"). The Multiplier for any Bonus Year will be zero if the OPP is less than or equal to 75%, 1.00 if the OPP is 90%, and 2.00 if Operating Profit equals the 200% Target.

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The Multiplier shall be proportionately adjusted if OPP is between 75% and
90% or greater than 90% but less than the 200% Target.

             (2)  Executive Officer Supplemental Bonus.
                  ------------------------------------

                  Each Executive Officer shall receive a supplemental bonus ("Executive Supplemental Bonus") equal to his or her proportionate interest, based on his or her Target Bonus Percentage as a percentage of the total Target Bonus Percentages of all Executive Officers, in 13.33% of the Operating Profit in excess of the 200% Target in the Bonus Year.

        (b)  (1)  Executive Basic Bonus.
                  ---------------------

                  Each Participant other than an Executive Officer (the "Executive") shall be entitled to a bonus equal to the percentage of his or her Target Bonus recommended by the Executive Officer to whom they report as reviewed and approved by the chief executive officer of the Company ("Executive Basic Bonus"). Notwithstanding anything herein to the contrary, the total of all Executive Basic Bonuses shall not exceed the total Target Bonuses for all Executives multiplied by the Cash Flow Percentage and the Multiplier for such Bonus Year.

             (2)  Executive Supplemental Bonus.
                  ----------------------------

                  The chief executive officer of the Company may grant certain Executives a supplemental bonus upon recommendation of the Executive Officer to whom they report provided the total of all such bonuses does not exceed 6.66% of the Operating Profit in excess of the 200% Target in the Bonus Year.

6.      Cash Distributions.
        ------------------

        Except as otherwise provided under Section 7, Bonuses which do not exceed 200% of Target Bonuses shall be payable on or about the March 1 which immediately follows the end of the Bonus Year. Bonuses in excess of 200% of Target Bonuses shall be paid on or about March 1 of the second calendar year following the end of the Bonus Year, provided that Operating Profit for the year following the Bonus Year (on a worldwide basis for Executive Officers, and on a division basis for Executives) is equal to or greater than Operating Profit in the Bonus Year. If the applicable level of Operating Profit to permit Bonuses in excess of 200% of Target Bonuses to be distributed is not obtained, the amount otherwise distributable shall be proportionately reduced on the basis that no such Bonuses shall be paid if Operating Profit for the calendar year following the Bonus Year is less than 50% of Operating Profit in the Bonus Year. Notwithstanding anything to the contrary contained herein, no Bonuses in excess of 200% of Target Bonuses shall be paid to any Participant who is not employed by the Company on the date such Bonus is to be paid.


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7.      Restricted Stock Awards.
        -----------------------

        (a)  Election.
             --------

             Each Executive shall be permitted to make an election (which election shall be irrevocable) to receive a portion of such Executive's Target Bonus for 1993, 1994, and 1995 in the form of Common Stock ("Restricted Stock"). The Executive shall make the election under this Section 7(a) by executing no later than February 11, 1993 such election forms as may be provided by the Committee. Subject to the provisions of this Plan, the Committee shall award Restricted Stock ("Restricted Stock Award") to an Executive equal to the number of shares (rounded down to the nearest whole number) calculated in the following manner:

             (1) the total of the "Projected Targets" corresponding to the Bonuses attributable to 1993, 1994 and 1995 shall be calculated by adding together the following: (a) 103% of the Executive's 1992 Target Bonus
(the "1993 Projected Target"), (b) 103% of the Executive's 1993 Projected Target (the "1994 Projected Target"), and (c) 103% of the Executive's 1994 Projected Target (the "1995 Projected Target"),

             (2) a percentage of the total Projected Targets calculated in subparagraph 7(a)(1) shall then be calculated by applying the percentage factor (0%, 25%, 50%, 75% or 100%) irrevocably elected by the Executive, and

             (3) the total dollar figure calculated under subsection 7(a)(2) shall then be divided by the Closing Price of the Common Stock as of February 12, 1993.

        (b)  Executive Officer Restricted Stock Awards.
             -----------------------------------------

             A portion of each Executive Officer's 1993, 1994 and 1995 Bonus, if any, in accordance with the provisions set forth below, shall be payable in the form of Common Stock. Subject to the provisions of the Plan, the Company shall award the Executive Officer a Restricted Stock Award for the 1993, 1994 and 1995 Bonus Years equal to the number of shares (rounded down to the nearest whole number) calculated in the following manner:

             (1) the total of the "Projected Targets" corresponding to the Bonuses attributable to 1993, 1994 and 1995 shall be calculated by adding together the following: (a) 103% of the Executive Officer's 1992 Target Bonus (the "1993 Projected Target"), (b) 103% of the Executive Officer's 1993 Projected Target (the "1994 Projected Target"), and (c) 103% of the Executive Officer's 1994 Projected Target (the "1995 Projected Target"),

             (2) the total dollar figure calculated under subsection 7(b)(1) shall then be divided by the Closing Price of the Common Stock as of February 12, 1993.


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        (c)  Restricted Stock Awards for Bonus Years After 1995.
             --------------------------------------------------

             (1) Executives shall be permitted to make an election (which election shall be irrevocable) to receive a portion of such Executive's Bonus in Restricted Stock for Bonus Years after 1995 by December 31 of the third calendar year preceding the Bonus Year. Subject to the provisions of this Plan, the Committee shall award Restricted Stock ("Restricted Stock Award") to an Executive equal to the number of shares (rounded down to the nearest whole number) calculated in the following manner:

                  (A) the "Projected Target" applicable to the Bonus Year shall be calculated by multiplying the Projected Target for the year preceding the Bonus Year by a factor established by the Committee prior to the time the Executive's election is required to be made (the "Bonus Year Base"),

                  (B) a percentage of the Bonus Year Base shall be calculated by applying the percentage factor (0%, 25%, 50%, 75% or 100%) irrevocably elected by the Executive for the Bonus Year, and

                  (C) the amount calculated under subsection 7(c)(1)(B) above shall then be divided by the Closing Price of the Common Stock as of December 31 of the third year preceding the Bonus Year.

             (2) A portion of each Executive Officer's Bonus for each Bonus Year after 1995 shall be paid in the form of Common Stock as described herein. Subject to the provisions of the Plan, the Company shall award the Executive Officer a Restricted Stock Award equal to the number of shares (rounded down to the nearest whole number) calculated in the following manner:

                  (A) the Projected Target applicable to the Bonus Year shall be calculated by multiplying the Projected Target for the preceding Bonus Year by a factor established by the Committee by December 31 of the third year preceding the Bonus Year,

                  (B) the Executive Officer's Bonus Year Base shall then be divided by the Closing Price of the Common Stock as of December 31 of the third year preceding the Bonus Year.

             (3) The provisions of this Section 7(c) shall not be applicable to those Participants subject to the provisions of Section 8 only with respect to those Bonus Years subsequent to the Bonus Years that are subject to Section 8.

        (d)  Vesting.
             -------

             The Restricted Stock awarded with respect to any Bonus Year shall be fully vested if the Participant's Bonus for such Bonus Year equals or exceeds the Projected Target used to determine the Restricted Stock Award for that Bonus Year. If the Bonus for a Bonus Year is less than the applicable Projected Target, the vesting of the Restricted Stock shall be reduced proportionately. The portion of any Bonus which exceeds the Projected Target used to determine the Restricted Stock Award for that Bonus Year shall be paid in cash. Bonuses for any Bonus Year which are less than the Projected Target for such year shall be paid by reducing both the cash component and the number of shares of stock to be vested, on


a pro rata basis. All Restricted Stock which is not vested under this section shall be forfeited and may be used for other Restricted Stock Awards under this Plan or to grant stock options under the Stock Option Plan. Notwithstanding anything to the contrary contained herein, until such time as the shares issued pursuant to this Plan are vested, no Participant shall be entitled to exercise the voting rights or to receive any of the dividends attributable to such shares.

        (e)  Pro Rata Acceleration of Vesting of Restricted Shares in the
             -------------------------------------------------------------
Event of the Award Recipient's Retirement, Death or Disability.
--------------------------------------------------------------

             In the event of the retirement, death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code) of the Participant, the Committee shall direct that the vesting with respect to a pro rata portion of the Restricted Stock which would have become vested had the employee worked the entire year shall be accelerated and such Restricted Stock shall become fully vested. In the event of the death of the Participant, amounts payable under the Plan shall be paid to the Participant's estate.

        (f)  Documents.
             ---------

             Restricted Shares awarded pursuant to this Plan shall be evidenced by the stock certificates described in Section 15 and such other written documents (the "Restricted Stock Award Documents") in such form as the Committee shall approve from time to time. Such Restricted Stock Award Documents shall comply with and be subject to the terms and conditions which the Committee shall require from time to time which are not inconsistent with the terms of this Plan. The Committee shall have the right to amend the Restricted Stock Award Documents issued to a Participant subject to the Participant's consent.

        (g)  Change of Control.
             -----------------

             (1) A "Change of Control" shall be deemed to occur upon the date set at the discretion of the Committee as a "Change of Control" or on whatever date there is a transaction or series of related transactions in which (A) the Company is dissolved or liquidated or sells substantially all of its operating assets, (B) the Company is party to a merger or consolidation in which the Company is not the surviving or acquiring entity, or (C) the Company becomes an 80% or more owned subsidiary of another company.

             (2) Any Participant whose employment with the Company terminates at any time during the period starting three (3) months before a Change of Control and ending on December 31 of the year in which such Change of Control occurs, other than as a result of a termination for cause or by reason of voluntarily terminating his or her employment with the Company, shall receive all benefits that they would be entitled to under the Plan as though such termination occurred after December 31 of the year in which such termination occurred, provided however, that such a Participant shall receive only a fraction of the benefits relating to the Bonus Year in which such termination occurred. The fraction of the benefits relating to such Bonus Year shall be calculated by dividing the number of months such Participant was employed with the Company by twelve.

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For this purpose, the Participant shall be deemed to have worked for the full calendar month only for those months in which they were employed for fifteen (15) days or more.

             (3) In the event there is a Change of Control that results in a reorganization of the Company such that the Company is no longer treated as a separate business, a pro-forma statement for that Bonus Year shall be prepared reconstructing what the Operating Profit and cash flow multiplier would have been had the Company been treated as a separate business.

             (4) In the event there is no public market either for shares of Company Common Stock or for shares of any successor of the Company as a result of a Change of Control, any awards that would otherwise be made in shares of Company Common Stock under the terms of the Plan shall be made in cash. The amount of such awards shall be based on the fair market value of the Company Common Stock as of the date of the Change of Control. In the event there is no public market for shares of Company Common Stock but there is a public market for shares of a successor of the Company as a result of a Change of Control, any awards that would otherwise be made in shares of Company Common Stock under the terms of the Plan shall be made in common stock of such successor entity. The amount of such awards shall be based on the fair market value of the Company Common Stock and of the common stock of the successor entity as of the date of the Change of Control. To the extent the Plan continues in effect under the circumstances described in this Section 7(g)(4) after the date of a Change of Control, all awards with respect to Bonus Years after the date of the Change of Control shall be made exclusively in cash, and any provisions of the Plan providing for awards to be made in the form of Company Common Stock shall be without effect.

8.      Special Rule for Persons Hired by the Company after February 12,
        ----------------------------------------------------------------
        1993.
        ----

        (a)  Election.
             --------

             Each Executive who is hired as an executive by the Company after February 12, 1993 shall be permitted to make an election (which election shall be irrevocable) to receive a portion of such Executive's Target Bonus for the year in which the Executive was initially hired and for the two subsequent years in the form of Common Stock. The Executive shall make the election under this Section 8(a) by executing no later than thirty (30) days after such Executive's date of hire by the Company such election forms as may be provided by the Committee. Subject to the provisions of this Plan, the Committee shall award Restricted Stock to an Executive equal to the number of shares (rounded down to the nearest whole number) calculated in the following manner:

             (1) the total number of shares attributable to the Bonus for the year of hire shall be equal to the Executive's Target Bonus for the year of hire, prorated based on the number of months the Executive was employed by the Company using the monthly convention set forth in Section 4 of the Plan (the "First Year Projected Target"), divided by the "Applicable Closing Price" (as hereinafter defined),


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             (2)  the total number of shares attributable to the Bonus for the year subsequent to the year of hire shall be equal to the Designated Percentage (as hereinafter defined) of the Executive's First Year
Projected Target calculated without any pro rata reduction for the number of months employed by the Company (the "Second Year Projected Target"), divided by the Applicable Closing Price,

             (3) the total number of shares attributable to the Bonus for the second year subsequent to the year of hire shall be equal to the Designated Percentage (as hereinafter defined) of the Executive's Second Year Projected Target (the "Third Year Projected Target") divided by the Applicable Closing Price,

             (4) a percentage of the sum of the number of shares calculated under Sections 8(a)(1), (2) and (3) above shall then be calculated by applying the percentage factor (0%, 25%, 50%, 75% or 100%) irrevocably elected by the Executive, and

             (5) the Applicable Closing Price for the first three Bonus Years for a newly hired or newly eligible Executive should be the closing price for the Common Stock on the date they first become eligible to earn compensation pursuant to the terms of the Bonus Plan.

        For purposes of this Section 8(a) and for Section 8(b) of the Plan, the Designated Percentage shall be 103% with respect to 1994 and 1995, and such other percentage that corresponds to the same factor established by the Committee for such Bonus Year for purposes of Section 7(c)(1)(A) of the Plan, and the Applicable Closing Price shall be, with respect to 1993, 1994 and 1995, the Closing Price as of February 12, 1993, and with respect to all other Bonus Years, the Closing Price as of December 31 of the third year preceding the Bonus Year.

        (b)  Executive Officer Restricted Stock Awards.
             -----------------------------------------

             With respect to Executive Officers who are hired after February 12, 1993, a portion of each such Executive Officer's Bonus for the year of hire and the two subsequent years, if any, shall be payable in the form of Common Stock. Subject to the provisions of the Plan, the Company shall award the Executive Officer a Restricted Stock Award for the Bonus Years corresponding to the year of hire and the two subsequent years equal to the number of shares (rounded down to the nearest whole number) calculated in the following manner:

             (1) the total number of shares attributable to the Bonus for the year of hire shall be equal to the Executive Officer's Target Bonus for the year of hire, prorated based on the number of months the Executive Officer was employed by the Company as an Executive Officer using the monthly convention set forth in Section 4 of the Plan (the "First Year Projected Target"), divided by the Applicable Closing Price,

             (2) the total number of shares attributable to the Bonus for the year subsequent to the year the Executive Officer was initially employed as an Executive Officer shall be equal to the Designated
Percentage of the Executive Officer's First Year Projected Target calculated without any pro rata reduction for the number of months employed by the Company (the "Second Year Projected Target"), divided by the Applicable Closing Price,


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             (3)  the total number of shares attributable to the Bonus for the second year subsequent to the year the Executive Officer was initially employed as an Executive Officer shall be equal to the Designated Percentage of the Executive Officer's Second Year Projected Target (the "Third Year Projected Target") divided by the Applicable Closing Price, and

             (4) the Applicable Closing Price for the first three Bonus Years for a newly hired or newly eligible Executive Officer should be the closing price for the Common Stock on the date they first become eligible to earn compensation pursuant to the terms of the Bonus Plan.

        (c)  Change of Status.
             ----------------

             In the event a Participant's status as an Executive or as an Executive Officer changes during a Bonus Year, for purposes of the award of either an Executive Officer Supplemental Bonus under Section 5(a)(2) of the Plan or an Executive Supplemental Bonus under Section 5(b)(2) of the Plan, such Participant shall be treated as having, throughout the period of employment by the Company during such Bonus Year, the same status that such Participant has as of December 31 of such Bonus Year. The election made by any such Participant in his or her capacity as an Executive to receive a percentage of Bonuses under the terms of the Plan in the form of Common Stock shall only apply to a pro-rated portion of the Bonus attributable to the Bonus Year in which a change of status occurs, based on the relative periods of time during the Bonus Year the Participant had the status of an Executive or an Executive Officer. The residual portion of the Bonus attributable to the Bonus Year shall be treated as being paid to an Executive Officer, and, to the extent provided under the Plan, shall be paid in the form of Common Stock.

9.      Forfeiture of Restricted Shares.
        -------------------------------

        All nonvested Restricted Stock shall be forfeited by the Participant upon the last day of the Participant's employment with the Company or a subsidiary thereof, except to the extent that the provisions of Section 7(e) and 7(g) are applicable. Restricted Stock which is forfeited may be used to grant Restricted Stock to other Participants under the Plan or to grant stock options under the Stock Option Plan without any action by the Participant.

10.     Transfer of Restricted Shares.
        -----------------------------

        No Restricted Shares awarded under this Plan may be transferred, pledged, or encumbered until such time as any such shares become vested.

11.     Shares Available Under the Plan.
        -------------------------------

        The maximum number of shares of Common Stock available for Restricted Stock Awards under this Plan shall be three hundred fifty thousand (350,000), adjusted for changes in the Company's capitalization, in accordance with the provisions of the Sybron Chemical Industries Inc. 1992 Stock Option Plan (the "Stock Option Plan") reduced by the number of shares of Common Stock that are subject to stock options issued pursuant to the Stock Option Plan. Notwithstanding anything to the contrary


contained herein, in no event shall there be issued under the Plan in any year shares of Common Stock in excess of one percent (1%) of the outstanding shares of Common Stock.

12.     Amendment of the Plan.
        ---------------------

        The Committee may amend this Plan from time to time in such manner as it may deem advisable, provided, however, that no amendment to this Plan shall adversely affect any cash award or Restricted Stock Award for any Bonus Year up to and including the second Bonus Year following the Bonus Year in which the amendment is adopted without the consent of the Participant. Notwithstanding anything to the contrary contained herein, no amendment shall be made to the Plan which increases the benefits available under the Plan for any Executive Officer without the approval of the shareholders of the Company.

13.     Termination of the Plan.
        -----------------------

        The Board of Directors reserves the right to terminate this Plan at any time, provided however, that the termination of the Plan shall not eliminate the obligation of the Company to make any cash award for the Bonus Year during which such termination occurs, or the vesting of any Restricted Stock Award under the Plan attributable to any Bonus Year up to and including the second Bonus Year following the Bonus Year during which the termination occurs.


14.     No Continued Employment.
        -----------------------

        The award of a Bonus pursuant to this Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any subsidiary thereof to retain the Participant in the employ of the Company or any subsidiary thereof, and each such Participant shall remain subject to discharge to the same extent as if this Plan had not been adopted.

15.     Withholding of Taxes.
        --------------------

        Whenever a Bonus is paid in cash and/or Restricted Stock vests or whenever a Participant must otherwise include the Bonuses or the Restricted Stock in income for federal, state or local income tax purposes, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for Restricted Stock or the distribution of any Bonus or (b) take whatever action it deems necessary to protect its interests with respect to tax liabilities, including, without limitation, redeeming a portion of any Restricted Stock otherwise deliverable pursuant to this Plan with a then fair market value equal to such tax liabilities. The Company's obligation to make any delivery or transfer of vested Restricted Shares shall be conditioned on the Participant's compliance with any withholding requirement to the Company's satisfaction.




16.     Establishment of Rules by the Committee.
        ---------------------------------------

        The Committee shall have the authority to establish rules with respect to the Company's obligations in connection with the withholding requirements described in Section 15 so that the conditions set forth in Rule 16b-3 of the Securities Exchange Act of 1934 precedent to exempting any such transaction involving an Executive Officer are satisfied.

17.     Termination for Cause.
        ---------------------

        In the event any Participant's employment with the Company is terminated for cause, no awards or payments otherwise due to such Participant under the Plan shall be made to such Participant after the date of such termination, and all such awards or payments shall be forfeited. Restricted Stock which is forfeited under this provision may be used to grant Restricted Stock to other Participants under the Plan or to grant stock options under the Stock Option Plan without any action by the Participant.

18.     Stock Certificates.
        ------------------

        The stock certificate(s) evidencing a Restricted Stock Award shall be registered in the name of the Participant and shall bear a legend referring to the terms, conditions and restrictions applicable to such shares. The Committee shall direct the Company to either retain physical possession or custody of or place into escrow the certificate(s) evidencing the Restricted Shares until such time as such shares are vested.

19.     Successors.
        ----------

        The obligations to make any and all awards granted under the Plan to the extent such awards have accrued shall be binding upon any successor corporation or organization which shall succeed to substantially all of the assets and business of the Company. The term "Company," whenever used in the Plan, shall mean and include any such corporation or organization after such succession.



















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